SUBSCRIPTION AGREEMENT

La Cortez Energy, Inc.
Calle 67 #7-35, Oficina 409
Bogota, Colombia

This Subscription Agreement (this “Agreement”) has been executed by Avante Petroleum S.A. (the “Subscriber”) in connection with the stock purchase agreement (the “Stock Purchase Agreement”) by and between the Subscriber and La Cortez Energy, Inc. (the “Company”), pursuant to which, the Company is acquiring all of outstanding capital stock of the Subscriber’s wholly owned subsidiary, Avante Colombia S.à.r.l., for 10,285,819 newly issued shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

The securities being subscribed for pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).  The Subscriber is an “accredited investor,” as defined in Regulation D under the Securities Act, and a non-”U.S. person,” as defined in Regulation S under the Securities Act.

1.             Subscription.

a.            Definite Shares.  Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein, the Subscriber hereby subscribes for and agrees to purchase 1,428,572 shares (the “Definite Shares”) of Common Stock, at a purchase price of $1.75 per share (subject to adjustment as provided below), for an aggregate purchase price of $2,500,000 (the “Initial Purchase Price”).

b.            Contingent Shares.  In the event that the Company raises capital through the sale of its securities to third parties (“Other Investors”) pursuant to one or more private placements that close after December 15, 2009 and on or before March 29, 2010 (collectively, the “Covered Offerings”), and subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein, the Subscriber shall purchase additional shares of Common Stock (the “Contingent Shares”) from the Company.  The price per share payable by the Subscriber for Contingent Shares (the “Effective Price”) shall be the lesser of $1.75 and the lowest per share price paid by Other Investors for shares of Common Stock in any Covered Offering (not including the exercise or conversion price of any Common Stock equivalents sold in such Covered Offering).  The number of Contingent Shares to be purchased by the Subscriber shall equal the quotient of (i) 50% of the gross dollar amount raised in all Covered Offerings, up to a maximum of $2,500,000, divided by (ii) the Effective Price. The total amount payable by the Subscriber for Contingent Shares is referred to herein as the “Contingent Purchase Price” and, together with the Initial Purchase Price, the “Purchase Price.”

c.            Pricing Adjustments for Definite Shares.  (1) In the event that the Company does not complete any Covered Offering on or before March 29, 2010, then, the Company shall issue to the Subscriber, for no additional consideration, 238,095 additional shares of Common Stock (the “No-Offering Shares”), so that the Subscriber’s adjusted purchase price of the Definite Shares and the No-Offering Shares, taken together, shall be $1.50 per share.  ($2,500,000 / $1.50 = 1,666,667 Definite Shares and No-Offering Shares in the aggregate.)  (2) In the event that the Company does complete any Covered Offerings on or before March 29, 2010 and the Effective Price is less than $1.75, then the Company shall issue to the Subscriber, for no additional consideration, a number of additional shares of Common Stock (the “Offering Adjustment Shares”), so that the Subscriber’s adjusted per share purchase price of the Definite Shares, the Contingent Shares and the Offering Adjustment Shares, taken together, shall be equal to the Effective Price.  (3) The Definite Shares, the Contingent Shares, the No-Offering Shares and the Offering Adjustment Shares are referred to collectively as the “Shares.”

d.            Warrants.  As additional consideration for the Purchase Price, on each Closing Date (as defined below), the Company shall issue to the Subscriber a warrant (the “Warrants”) to purchase a number of shares of Common Stock equal to the number of Shares purchased at that Closing at an exercise price of $3.00 per share (subject to adjustment upon certain events as provided in the form of Warrant).  The Warrants shall be in substantially the form attached hereto as Exhibit A. The Warrants shall initially be exercisable until three years after the Initial Closing Date (as defined below); provided, that, in the event that the Company consummates any Covered Offering in which the securities sold include warrants to purchase Common Stock (“Other Warrants”) and the expiration date of such Other Warrants is more than three years after the Initial Closing (as defined below), then the expiration date of the Warrants shall be extended to the latest expiration date of any such Other Warrants.  The shares of Common Stock underlying the Warrants issued to the Subscriber are referred to herein as “Warrant Shares.”

2.             Closing.

a.            Initial Closing.  Subject to the conditions of Section 8 below, the closing of the subscription for the Definite Shares (the “Initial Closing”) shall be on the date of the “Closing” under the Stock Purchase Agreement (the “Initial Closing Date”) at the place of the Closing under the Stock Purchase Agreement.

b.            Contingent Closing.  To the extent that the Company has raised capital through the sale of its securities pursuant to one or more Covered Offerings, the Company shall, no later than three Business Days after March 29, 2010, deliver to the Subscriber a notice (the “Contingent Purchase Notice”) describing the terms of each Covered Offering and stating the aggregate and individual number of shares of Common Stock purchased by Other Investors in Covered Offerings, the Contingent Purchase Price and the Effective Price. The closing for any Contingent Shares required to be purchased under Section 1.b. (the “Contingent Closing,” and, together with the Initial Closing, a “Closing”) shall occur on the following dates: (i) the Initial Closing Date, for any Contingent Purchase Notice delivered prior to the Initial Closing, and (ii) the fifth Business Day after March 29, 2010 (the “Contingent Closing Date,” and, together with the Initial Closing Date, a “Closing Date”), for any Contingent Purchase Notice delivered on or after the Initial Closing, at the offices of Gottbetter & Partners, LLP, at 488 Madison Avenue, New York, New York 10022 (or such other place as is mutually agreed to by the Company and the Subscriber).

c.            No-Offering Shares. Any No-Offering Shares to be issued to the Subscriber pursuant to the adjustment provisions in Section 1.c. shall be issued within five Business Days after March 29, 2010.

d.            Offering Adjustment Shares.  Any Offering Adjustment Shares to be issued to the Subscriber pursuant to the adjustment provisions in Section 1.c. shall be issued on the Contingent Closing Date.

3.             Closing Procedure.

a.            Subscription Documents.  On or before the Initial Closing Date, the Subscriber shall execute this Agreement and the Registration Rights Agreement, between the Company and the Subscriber of even date herewith, and shall review, complete and execute the Anti-Money Laundering Investor Form (with attachments), attached hereto as Appendix A, and the Investor Certification, attached hereto as Appendix B (collectively, the “Subscription Documents”), and deliver the Subscription Documents to the Company.

b.            Purchase Price.  On or before each Closing Date, the Subscriber shall deliver to the Company the full Purchase Price then payable for the Initial Shares or Contingent Shares being purchased, by wire transfer of immediately available funds as follows:

Bank:	Citibank, N.A. 640 Fifth Avenue New York, NY 10019
ABA Routing #:	021000089
SWIFT CODE:	CITIUS33
Beneficiary:	La Cortez Energy, Inc.
IMMA Account #:	9953639103
Reference:	Purchase Price for Subscription by Avante Petroleum S.A.

4.             Representations and Warranties of the Company.  The Company hereby represents and warrants to the Subscriber the following:

a.            Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

b.            Authorization.  The Company has the requisite power and authority to enter into this Agreement and the other Subscription Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Subscription Documents and the performance of all obligations of the Company hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Subscriber, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

c.            As of the Closing, all action on the part of the Company, its board of directors, officers and existing stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder and thereunder shall have been taken, and this Agreement, assuming due execution by the parties hereto and thereto, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

d.            Valid Issuance of the Common Stock.  The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, and the Warrant Shares, when issued, sold and delivered in accordance with the terms of the Warrants, for the consideration expressed herein or therein, shall be duly authorized, and validly issued, fully-paid and non-assessable, and will be free of restrictions on transfer directly or indirectly created by the Company other than restrictions on transfer under this Agreement and the Stock Purchase Agreement and under applicable federal and state securities laws.

e.            Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the offer, sale or issuance of the Shares, the Warrant or the Warrant Shares (collectively, the “Securities”), except for the following: (i) the filing of such notices as may be required under the Securities Act and (ii) the compliance with any applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor.

f.            Litigation.  There are no actions, suits, proceedings or investigations pending or, to the best of the Company’s knowledge, threatened before any court, administrative agency or other governmental body against the Company which question the validity of this Agreement or the other Subscription Documents, or the right of the Company to enter into any of them, or to consummate the transactions contemplated hereby or thereby.

g.            Compliance with Other Instruments.  The execution, delivery and performance of and compliance with this Agreement and the issuance and sale of the Shares, the Warrants and the Warrant Shares will not (i) violate the provisions of any of the Charter Documents of the Company or any of its Subsidiaries, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which the Company or any of its Subsidiaries is a party, (B) of which the Company or any of its Subsidiaries is a beneficiary or (C) by which the Company or any of its Subsidiaries or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to the Company or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company or any of its Subsidiaries..

h.            Certain Registration Matters.  Assuming the accuracy of the Subscriber’s representations and warranties set forth in this Agreement and the Subscription Documents, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Subscriber hereunder.

i.             No General Solicitation.  Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising (within the meaning of Regulation D)

j.             Representations of Company in the Stock Purchase Agreement.  The Company’s representations and warranties made in Article IV of the Stock Purchase Agreement are true and correct in all material respects as of the Closing Date, subject to the qualifications, exceptions and effective times set forth therein.

5.             Representations and Warranties of the Subscriber.  The Subscriber represents and warrants to the Company the following:

a.            The Subscriber, its advisers, if any, and designated representatives, if any, have the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of its prospective investment in the Company, and have carefully reviewed and understand the risks of, and other considerations relating to, the purchase of the Securities and the tax consequences of the investment, and have the ability to bear the economic risks of the investment.

b.            The Subscriber is acquiring the Securities for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof.  The Subscriber understands and acknowledges that the Securities have not been registered under the Securities Act or any state or foreign securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. The Subscriber further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Securities.

c.            The Subscriber understands that an active public market for the Company’s Common Stock may not now exist and that there may never be an active public market for the Shares.

d.            The Subscriber, its advisers, if any, and designated representatives, if any, have received and reviewed information about the Company and have had an opportunity to discuss the Company’s business, management and financial affairs with its management.  The Subscriber understands that such discussions, as well as any written information provided by the Company, were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material, but were not necessarily a thorough or exhaustive description.  Some of such information may include projections as to the future performance of the Company, which projections may not be realized, may be based on assumptions which may not be correct and may be subject to numerous factors beyond the Company’s control.  The Subscriber has received and reviewed all documents and other information regarding the Company and an investment in the Securities that it has requested or desired in connection with making an investment decision.

e.            The Subscriber is a corporation duly organized, validly existing and in good standing under the Laws of Luxembourg.

f.            The Subscriber has the requisite power and authority to enter into this Agreement and the other Subscription Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Subscription Documents and the performance of all obligations of the Subscriber hereunder and thereunder shall have been duly authorized by all necessary corporate action on the part of the Subscriber.  This Agreement has been duly executed and delivered by the Subscriber and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of the Subscriber, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

g.            The Subscriber (i) is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act and (ii) is not a “U.S. Person” as defined in Regulation S as promulgated by the Securities and Exchange Commission under the Securities Act, and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

h.            The Subscriber is acquiring the Shares in an offshore transaction pursuant to Regulation S and hereby represents to the Company as follows:

(i)            The Subscriber is outside the United States when receiving and executing this Subscription Agreement;

(ii)           The Subscriber is not acquiring the Securities as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S) in the United States in respect of any Securities, which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Securities; provided, however, that the Subscriber may sell or otherwise dispose of Securities pursuant to registration of such Securities under the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements and as otherwise provided herein;

(iii)          The Subscriber understands and agrees that offers and sales of any of the Securities prior to the expiration of a period of one year after the date of transfer of the Securities under this Subscription Agreement (the “Distribution Compliance Period”), shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom, and in each case only in accordance with all applicable securities laws;

(iv)          The Subscriber understands and agrees not to engage in any hedging transactions involving the Securities prior to the end of the Distribution Compliance Period unless such transactions are in compliance with the Securities Act; and

(v)           The Subscriber hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Subscription Agreement, including: (a) any applicable legal requirements incumbent upon the Subscriber within its jurisdiction for the purchase of the Securities; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that the Subscriber may need to obtain; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. Such Subscriber’s subscription and payment for, and its continued beneficial ownership of, the Securities will not violate any applicable securities or other laws of the Subscriber’s jurisdiction.

i.             Subscriber represents that neither it nor, to its knowledge, any person or entity controlling, controlled by or under common control with it, nor any person having a beneficial interest in it, nor any person on whose behalf the Subscriber is acting: (i) is a person listed in the Annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (ii) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (iii) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (iv) is a senior non-U.S. political figure or an immediate family member or close associate of such figure; or (v) is otherwise prohibited from investing in the Company pursuant to applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules or orders (categories (i) through (v), each a “Prohibited Subscriber”).  The Subscriber agrees to provide the Company, promptly upon request, all information that is reasonably necessary or appropriate to comply with applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules and orders. The Subscriber consents to the disclosure to U.S. regulators and law enforcement authorities by the Company and its affiliates and agents of such information about the Subscriber as is reasonably necessary or appropriate to comply with applicable U.S. antimony laundering, anti-terrorist and asset control laws, regulations, rules and orders. The Subscriber acknowledges that if, following its investment in the Company, the Company reasonably believes that the Subscriber is a Prohibited Subscriber or is otherwise engaged in suspicious activity or refuses to promptly provide information that the Company requests, the Company has the right or may be obligated to prohibit additional investments, and take any other actions required by law.

j.             The Subscriber has adequate means of providing for its current and anticipated financial needs and contingencies, is able to bear the economic risk for an indefinite period of time and has no need for liquidity of the investment in the Securities and could afford a complete loss of such investment.

k.            The Subscriber is not subscribing for Securities as a result of or subsequent to any advertisement, article, notice or other communication, published in any newspaper, magazine or similar media or broadcast over television, radio, or the internet, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to the Subscriber in connection with investments in securities generally.

l.            All of the information provided by the Subscriber in this Agreement and in the other Subscription Documents is correct and complete as of the date of this Agreement, and, if there should be any material change in such information prior to the Closing, the Subscriber will immediately furnish revised or corrected information to the Company.

m.           The Subscriber realizes that realizes that because of the inherently speculative nature of business activities and investments of the kind contemplated by the Company, the Company’s financial position and results of operations may be expected to fluctuate from period to period and will, generally, involve a high degree of financial and market risk that can result in substantial or, at times, even total loss of the value of the Securities.

n.            The Subscriber understands that no governmental agency has passed upon the Securities or made any finding or determination as to the wisdom of any investments therein.

6.             Transfer Restrictions.  The Subscriber acknowledges and agrees as follows:

a.            The Securities have not been registered for sale under the Securities Act, in reliance on the private offering exemption in Section 4(2) thereof; the Company does not intend to register any of the Securities under the Securities Act at any time in the future; and, in the absence of such registration, the undersigned may not dispose of any of the Securities unless an exemption from the registration requirements of the Securities Act is available.

b.            The Company was, at one time, a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Pursuant to Rule 144(i) under the Securities Act, securities issued by a current or former shell company (such as the Securities) that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after April 10, 2009 (the date on which the Company filed current “Form 10 information“ (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company), and provided that at the time of a proposed sale pursuant to Rule 144, the issuer is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports.  As a result, the restrictive legends on certificates for the Securities set forth below cannot be removed except in connection with an actual sale meeting the foregoing requirements.

c.            The Subscriber understands that the certificates representing the Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates or other instruments):

For the Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

For the Warrants:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

The legend(s) set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if (a) such Securities are being sold pursuant to a registration statement under the Securities Act, or (b) in connection with an actual sale of the Securities meeting the requirements set forth in Section 6(b) above and if such holder delivers to the Company an opinion of counsel, reasonably acceptable to the Company, that a disposition of the Securities is being made pursuant to an exemption from the registration requirements of the Securities Act.

d.            The Subscriber further understands that, until the Securities cease to be subject to the lock-up provisions of Section 5.9 of the Stock Purchase Agreement, the certificates representing the Securities shall bear a legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates or other instruments):

For the Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY NOT BE OFFERED, SOLD, CONTRACTED FOR SALE, SUBJECTED TO ANY OPTION TO PURCHASE, HYPOTHECATED, PLEDGED OR OTHERWISE DISPOSED OF, NOR MAY TITLE THERETO BE TRANSFERRED, UNTIL SEPTEMBER 2, 2012, EXCEPT IN ACCORDANCE WITH THE TERMS OF THE STOCK PURCHASE AGREEMENT DATED AS OF MARCH 2, 2010 (THE “SPA”) BY AND BETWEEN LA CORTEZ ENERGY, INC. AND AVANTE PETROLEUM S.A.  A COPY OF THE SPA IS AVAILABLE FROM THE SECRETARY OF THE COMPANY UPON REQUEST.

For the Warrants:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY NOT BE OFFERED, SOLD, CONTRACTED FOR SALE, SUBJECTED TO ANY OPTION TO PURCHASE, HYPOTHECATED, PLEDGED OR OTHERWISE DISPOSED OF, NOR MAY TITLE THERETO BE TRANSFERRED, UNTIL SEPTEMBER 2, 2012, EXCEPT IN ACCORDANCE WITH THE TERMS OF THE STOCK PURCHASE AGREEMENT DATED AS OF MARCH 2, 2010 (THE “SPA”) BY AND BETWEEN LA CORTEZ ENERGY, INC. AND AVANTE PETROLEUM S.A.  A COPY OF THE SPA IS AVAILABLE FROM THE SECRETARY OF THE COMPANY UPON REQUEST.

7.            Reservation of Shares.  The Company covenants and agrees that it shall, at all times, reserve out of its authorized but unissued shares of Common Stock, a sufficient number of shares as may be required from time to time to satisfy the Company’s obligations to issue No-Offering Shares or Offering Adjustment Shares pursuant to Section 1(b) hereof, and Warrant Shares pursuant to the terms of the Warrants.

8.            Irrevocability; Binding Effect; Termination.  The Subscriber hereby acknowledges and agrees that the subscription hereunder is irrevocable by the Subscriber, except as required by applicable law, and that this Agreement shall survive the death or disability of the Subscriber and shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors and permitted assigns. Notwithstanding the foregoing, the obligations of Subscriber hereunder are conditioned upon the Closing of the Stock Purchase Agreement.  In the event that the Stock Purchase Agreement is terminated pursuant to Article IX thereof, this Agreement and Subscriber’s subscription hereunder shall immediately terminate without any further action.

9.            Modification.  This Agreement shall not be modified or waived except by an instrument in writing signed by the party against whom any such modification or waiver is sought.

10.           Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given (a) if to the Company, at the address set forth above, or (b) if to the Subscriber, at the address set forth on the signature page hereof (or, in either case, to such other address as the party shall have furnished to the other in writing in accordance with the provisions of this Section 10).  Any notice or other communication given by certified mail shall be deemed given at the time of receipt thereof.

11.           Assignability.  This Agreement and the rights, interests and obligations hereunder are not transferable or assignable by the Subscriber, and the transfer or assignment of the Securities shall be made only in accordance with all applicable laws.

12.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles thereof relating to the conflict of laws.

13.           Dispute Resolution.  The parties agree to submit all controversies under this Agreement for resolution in accordance with the provisions of Section 11.7 of the Stock Purchase Agreement.

14.           Use of Pronouns.  All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.

15.           Confidentiality.  The confidentiality provisions of Section 5.4 of the Stock Purchase Agreement shall continue in full force and effect in accordance with its terms and shall apply to any information in relation to this Agreement.

16.           Miscellaneous.

a.            This Agreement, together with the other Subscription Documents, constitutes the entire agreement between the Subscriber and the Company with respect to the purchase and sale of the Securities and supersedes all prior oral or written agreements and understandings, if any, relating to the subject matter hereof.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.

b.            The representations and warranties of the Company and the Subscriber made in this Agreement shall survive the execution and delivery hereof and delivery of the Shares.

c.            Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

d.            This Agreement may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

e.             Each provision of this Agreement shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Agreement.

f.             Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

g.            The Subscriber hereby agrees to furnish the Company such other information as the Company may request prior to the Closing with respect to its subscription hereunder.

17.           Public Disclosure.  Except as otherwise provided herein, each party shall not make any announcement nor disclosure of this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld.  Notwithstanding anything contained herein to the contrary, the Subscriber acknowledges that it is the intent of the Company to publicly announce the execution of this Agreement and the Stock Purchase Agreement, and the Subscriber hereby agrees to cooperate reasonably with the Company in respect of the drafting thereof and generally consents to such announcements, copies of which shall be provided to the Subscriber prior to their public release.

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SIGNATURE PAGE TO
SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the Subscriber hereby executes this Subscription Agreement as of the 2nd day of March, 2010

AVANTE PETROLEUM S.A.

By:	/s/ Dirk Groen
Name: Dirk Groen
Title: Chief Executive Officer

Address of Executive Offices:

11b Boulevard Joseph II
1840 Luxembourg

LA CORTEZ ENERGY, INC.

By:	/s/ Andres Gutierrez Rivera
Name: Andres Gutierrez Rivera
Title: Chief Executive Officer